Exhibit 99.4

Terms and Conditions of Performance Rights

Entitlement

1.1
Each Performance Right confers an entitlement to be provided with one Share, credited as fully paid, at no cost, upon the full satisfaction of the Performance Criteria specified by the Board in relation to the Performance Rights.

Performance Criteria, Variation to Performance Criteria and Expiry Date

1.2	The Performance Criteria and Expiry Dates of each Performance Right is referred to in the table below.

Recipient	Performance Criteria	Expiry Date	Number of Performance Rights
●	●	●	●

1.3
Performance Rights will only vest and entitle the holder (Holder) to be issued Shares if the applicable Performance Criteria have been satisfied prior to the end of the Expiry Date (Performance Period) or waived by the Board.

Satisfaction of Performance Criteria

1.4
The Board will determine in its sole discretion whether (and, where applicable, to what extent) the Holder has satisfied the Performance Criteria applicable to the Performance Rights at the end of the Performance Period. As soon as practicable after making that determination the Board must allot and issue, or transfer, the number of Shares for which the Holder is entitled to acquire upon satisfaction of the Performance Criteria for the relevant number of Performance Rights held in accordance with clause 1.6.

Lapse of Performance Rights

1.5	Where Performance Rights have not satisfied the Performance Criteria within the Performance Period or Expiry Date (whichever occurs earlier) those Performance Rights will automatically lapse.

Timing of the Issue of Shares and Quotation

1.6	The Company must within twenty (20) business days after the later of the following:

1.6.1	the satisfaction of the Performance Criteria applicable to the Performance Rights; and

1.6.2
when excluded information in respect of the Company (as defined in section 708A(7) of the Corporations Act) (if any) ceases to be excluded information. If there is no such information, the relevant date will be the date the relevant Performance Criteria are satisfied pursuant to clause 1.4, the Company will:

1.6.3	allot and issue the Shares pursuant to the vesting of the Performance Rights;

1.6.4
as soon as reasonably practicable and if required, give ASX a notice that complies with section 708A(5)(e) of the Corporations Act, or, if the Company is unable to issue such a notice, lodge with ASIC a prospectus prepared in accordance with the Corporations Act and do all such things necessary to satisfy section 708A(11) of the Corporations Act to ensure that an offer for sale of the Shares does not require disclosure to investors; and

1.6.5	apply for official quotation on ASX of Shares issued pursuant to the vesting of the Performance Rights.

1.7
Notwithstanding clause 1.6 above, solely with respect to Holders who are not U.S. residents or to the extent such does not otherwise violate Code Section 409A, the Company’s obligation to issue such Shares shall be postponed if such Holder at any time after the relevant Performance Criteria are satisfied pursuant to clause 1.4 elects for the Shares to be issued to be subject to a holding lock for a period of twelve (12) months. Following any such election:

1.7.1	the Shares to be issued or transferred will be held by such Holder on the Company's issuer sponsored sub-register (and not in a CHESS sponsored holding);

1.7.2	the Company will apply a holding lock on the Shares to be issued or transferred and such Holder is taken to have agreed to that application of that holding lock;

1.7.3	the Company shall release the holding lock on the Shares on the earlier to occur of:

1.7.3.1	the date that is twelve (12) months from the date of issue of the Share;

1.7.3.2	the date the Company issues a disclosure document that qualifies the Shares for trading in accordance with section 708A(11) of the Corporations Act; or

1.7.3.3	the date a transfer of the Shares occurs pursuant to clause 1.7.4 of these terms and conditions; and

1.7.4
Shares shall be transferable by such Holder and the holding lock will be lifted provided that the transfer of the Share complies with section 707(3) of the Corporations Act and, if requested by the Company, the transferee of the Shares agrees by way of a deed poll in favour of the Company to the holding lock applying to the Shares following its transfer for the balance of the period in clause 1.7.3.1.

Shares Issued

1.8	Shares issued on the satisfaction of the Performance Criteria attaching to the Performance Rights rank equally with all existing Shares.

Quotation of the Shares Issued on Exercise

1.9	If admitted to the official list of ASX at the time, application will be made by the Company to ASX for quotation of the Shares issued upon the vesting of the Performance Rights.

Reorganisation

1.10
If there is any reorganisation of the issued share capital of the Company, the terms of Performance Rights and the rights of the Holder who holds such Performance Rights will be varied, including an adjustment to the number of Performance Rights, in accordance with the Listing Rules that apply to the reorganisation at the time of the reorganisation.

Holder Rights

1.11	A Holder who holds Performance Rights is not entitled to:

1.11.1	notice of, or to vote or attend at, a meeting of the Shareholders;

1.11.2	receive any dividends declared by the Company;

1.11.3	participate in any new issues of securities offered to Shareholders during the term of the Performance Rights; or

1.11.4	cash for the Performance Rights or any right to participate in surplus assets of profits of the Company on winding up,

unless and until the Performance Rights are satisfied and the Holder holds Shares.

Pro Rata Issue of Securities

1.12
If during the term of any Performance Right, the Company makes a pro rata issue of securities to the Shareholders by way of a rights issue, a Holder shall not be entitled to participate in the rights issue in respect of any Performance Rights, only in respect of Shares issued in respect of vested Performance Rights.

1.13
A Holder will not be entitled to any adjustment to the number of Shares they are entitled to or adjustment to any Performance Criteria which is based, in whole or in part, upon the Company’s share price, as a result of the Company undertaking a rights issue.

Adjustment for Bonus Issue

1.14
If, during the term of any Performance Right, securities are issued pro rata to Shareholders generally by way of bonus issue, the number of Shares to which the Holder is then entitled, shall be increased by that number of securities which the Holder would have been issued if the Performance Rights then held by the Holder were vested immediately prior to the record date for the bonus issue.

Change of Control

1.15	For the purposes of these terms and conditions, a "Change of Control Event" occurs if:

1.15.1
the Company announces that its Shareholders have at a Court convened meeting of Shareholders voted in favour, by the necessary majority, of a proposed scheme of arrangement (excluding a merger by way of scheme of arrangement for the purposes of a corporate restructure (including change of domicile, or any reconstruction, consolidation, sub-division, reduction or return) of the issued capital of the Company) and the Court, by order, approves the scheme of arrangement;

1.15.2	a Takeover Bid:

1.15.2.1	is announced;

1.15.2.2	has become unconditional; and

1.15.2.3	the person making the Takeover Bid has a Relevant Interest in fifty percent (50%) or more of the issued Shares;

1.15.3	any person acquires a Relevant Interest in fifty and one-tenths percent (50.1%) or more of the issued Shares by any other means; or

1.15.4
the announcement by the Company that a sale or transfer (in one transaction or a series of related transactions) of the whole or substantially the whole of the undertaking and business of the Company has been completed.

1.16
Where a Change of Control Event has (i) occurred or (ii) been announced by the Company and, in the opinion of the Board, will or is likely to occur, all granted Performance Rights which have not yet vested or lapsed shall automatically and immediately vest, regardless of whether any Performance Criteria have been satisfied.

Quotation

1.17	The Company will not seek official quotation of any Performance Rights.

Performance Rights Not Property

1.18	A Holder's Performance Rights are personal contractual rights granted to the Holder only and do not constitute any form of property.

No Transfer of Performance Rights

1.19	Unless otherwise determined by the Board, Performance Rights cannot be transferred to or vest in any person other than the Holder.